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                                                                    Exhibit 10.1


                  FIRST AMENDMENT made as of the 19th day of May, 2000 to the Employment Agreement dated as of October 9, 1999 by and between Wilshire Real Estate Investment Inc. and Wilshire Real Estate Partnership L.P. (together and individually, the "Company"), and Robert G. Rosen (the "Executive"),

                              W I T N E S S E T H:

                  WHEREAS, the Company and the Executive have previously entered into the Employment Agreement; and

                  WHEREAS, the Company and the Executive desire to amend the Employment Agreement.

                  NOW, THEREFORE, the parties hereto agree as follows:

                  1. The Employment Agreement is amended effective as of the date hereof as follows:

                  a. Section 1 of the Employment Agreement is amended by the deletion of the first sentence thereof and the substitution of the following sentence in lieu thereof:

                     "Except for earlier termination as provided in Section 7 hereof, Executive's employment under this Agreement shall be for a term (the "Employment Term") commencing on October 9, 1999 (the "Commencement Date") and ending on October 31, 2000."

                  b. Section 2(c) of the Employment Agreement is amended in its entirety to read as follows:

                  "(c) During the Employment Term, Executive shall devote substantially all of his business time ("Business Time"), energy, skill and efforts to the performance of his duties and responsibilities hereunder; provided, however, that Executive shall be allowed to (i) engage in charitable activities and
                  (ii) manage his personal financial and legal affairs. Executive shall perform his duties hereunder at the Company's Portland, Oregon office (the "Portland Office") or the New York Area Office (as defined below), at the Executive's discretion; provided, however, that Executive shall spend at least fifty percent (50%) of his Business Time in the Portland Office unless otherwise agreed to in writing by the Company. So long as the Company maintains its current Greenwich, Connecticut office (the "New York Area Office"), the Company shall provide Executive with private office space in such office to be used by Executive when working from the New York Area Office. Such office shall be provided to Executive, beginning not later than July 1, 2000, as is, with



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                  existing furniture, telephone and data setup and shall remain on a month-to-month lease. Notwithstanding the foregoing, Executive, with the Company's prior written authorization (which authorization shall be at the sole and absolute discretion of the Company), may move the New York Area Office to the New York City area; provided, that, the total monthly cost for operating such office (including, but not limited to, rent and utilities, but excluding, Bloomberg and other similar systems to which Executive has access to in the Portland Office and which are readily transportable) shall not exceed $4,000."

                  c. Section 4 of the Employment Agreement is amended by (i) changing the date "September 30, 1999" where it appears in the first sentence of subsection (a) thereof to "October 1, 2000", (ii) deleting in their entirety, the last three sentences of the last paragraph of subsection (a) thereof, (iii) re-designating subsections (a), (b), (c),
         (d) and (e) thereof as subsections (b), (c), (d), (e) and (f) and (iv) adding a new subsection (a) to read as follows:

                  "(a) 1999-2000 Bonus. For the period commencing on the Commencement Date and ending October 31, 2000 (the "Initial Bonus Period"), Executive shall be eligible for a bonus (the "Initial Period Bonus") in the amount of $368,004. The Initial Period Bonus shall be paid to Executive upon materially achieving, to the Company's satisfaction, a majority of the Business Goals (as defined below) during the Initial Bonus Period. For purposes of this Agreement, "Business Goals" shall mean the (i) reduction or elimination of the liability risk associated with short-term, mark-to-market financing for those applicable assets, (ii) sale, upgrade of the ratings or improvement of the marketability of some or all of the Company's mortgage-backed securities, (iii) focus on and/or implementation of a successful resolution strategy for the Cityscape mortgage-backed securities position, (iv) completion and closure of the "P.O." deal, subject to acceptable structure, (v) exploration and provision of advice to the Company on the process of launching a collateralized bond obligation or other form of long-term financing or take-out strategy for the mortgage-backed securities portfolio and (vi) demonstration of the ability to functionally work fifty percent (50%) of the time away from the Portland Office (as a result of being based in the New York City Office and traveling on behalf of the Company). Notwithstanding anything in this Section 4(a) to the contrary (i) Sections 4(b) and 4(c) hereof shall not apply to the Initial Period Bonus and
                  (ii) Executive shall be entitled to retain the payments made to him in the amounts of $112,500 and $29,496."


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                  d. Section 5 of the Employment Agreement is amended by adding a new subsection (d) to the end thereof to read as follows:

                  "(d) Upon Executive's presentation of supporting documentation, the Company shall reimburse Executive for the reasonable moving expenses incurred by Executive in connection with his move to the New York area in an amount not to exceed $20,000."

                  e. Section 6 of the Employment Agreement is amended in its entirety to read as follows:

                  "6. Business Expenses. The Company shall also reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder (including Executive's reasonable costs associated with travel between the Portland Office and the New York Area Office pursuant to Section 2(c) hereof), in accordance with the Company's policies as in effect from time to time."

                  f. Section 7(c) of the Employment Agreement is amended by adding the words "except as otherwise provided in Section 2(c) hereof," to the beginning of clause (iii) thereof.

                  g. Clause (A)(i) of Section 8(c) of the Employment Agreement is amended in its entirety to read as follows:

                  "(i)(x) if Executive's employment is terminated on or after November 1, 2000, the Estimated Annual Bonus payable to Executive for the Annual Period, pro rated through the end of the month in which the Executive is terminated and (y) if the Executive's employment is terminated prior to November 1, 2000, one hundred percent (100%) of the Initial Period Bonus."

         2. As amended by this First Amendment, the Employment Agreement shall remain in full force and effect.


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                  IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized officers and the Executive has hereunto set his hand as of the date first above written.

                                       WILSHIRE REAL ESTATE INVESTMENT INC.


                                       By:    /s/ Andrew Wiederhorn
                                           -----------------------------------


                                             /s/ Robert G. Rosen
                                           -----------------------------------
                                                 Robert G. Rosen


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